CERTIFICATE OF ELIMINATION
OF
$2.20 SERIES 1 CONVERTIBLE
EXCHANGEABLE CLASS C PREFERRED STOCK
OF
LSB INDUSTRIES, INC.
______________________________________________________

LSB INDUSTRIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies the following:

1. That the terms and conditions of the Certificate of Designations of $2.20 Series 1 Convertible Exchangeable Class C Preferred Stock of the Corporation (the “Series 1 Preferred”), filed on December 19, 1986 (the “Certificate of Designations”), were incorporated into the Restated Certificate of Incorporation of the Company, filed on September 2, 1987 (the “Restated Certificate of Incorporation”).

2. That all outstanding shares of the Series 1 Preferred have been converted into shares of common stock of the Company or have been redeemed pursuant to the terms and conditions of the Restated Certificate of Incorporation, and all shares of Series 1 Preferred that were owned by the Company or its subsidiaries as treasury shares have been retired pursuant to the Unanimous Written Consent of the Board of Directors of the Corporation dated February 9, 1993.

3. That no shares of Series 1 Preferred remain out- standing.

4. That all shares of the Series 1 Preferred which have been redeemed, converted or retired have the status of authorized and unissued shares of the Class C Preferred Stock of the Corpora-tion without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

5. That on April 1, 1993, the Board of Directors of the Company duly adopted the following resolution:

RESOLVED, that no authorized shares of Series 1 Preferred remain out-standing and no shares of Series 1 Preferred will be issued subject to the Restated Certificate of Incor-poration which incorporates the Certificate of Designation pre- viously filed with respect to the Series 1 Preferred.

6.  That pursuant to the provisions of § 151(g) of the Delaware General Corporation Law, upon the effective date of the filing of this Certificate, this Certificate will have the effect of eliminating from the Restated Certificate of Incorporation only those matters set forth in the Restated Certificate of Incorpor-ation with respect to the $2.20 Series 1 Convertible Exchangeable Class C Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Elimination has been executed this _____ day of April, 1993, by the President of the Company.

LSB INDUSTRIES, INC.
ATTEST:

/s/ David M. Shear                      By /s/ Jack E. Golsen
David M. Shear, Secretary                           Jack E. Golsen, President

(SEAL)